Exhibit 99.1

News Release
For Immediate Release
ALASKA PACIFIC BANCSHARES, INC. REPORTS
FOURTH QUARTER AND ANNUAL EARNINGS FOR 2011

JUNEAU, Alaska, March 21, 2012 -- Alaska Pacific Bancshares, Inc. (OTCBB: AKPB) (“Company”), the parent company of Alaska Pacific Bank (“Bank”), today reported net income available to common shareholders of $157,000, or $0.22 per diluted common share, for the fourth quarter ended December 31, 2011, as compared to net income available to common shareholders of $624,000, or $0.89 per diluted common share for the fourth quarter of 2010.

Net income available to common shareholders for the year ended December 31, 2011, was $631,000, or $0.87 per diluted common share, compared to net income available to common shareholders of $539,000, or $0.76 per diluted common share for 2010.

“The Bank made steady progress during 2011” stated Craig Dahl, President & CEO. “Our mortgage loan volume was still lower than planned, and a year end write-down of mortgage servicing rights slowed our fourth quarter performance.  On the other hand we had improved loan demand for our commercial loans throughout 2011.The stable and improving economy of Southeast Alaska, along with growth in tourism and mining, provide a sound framework for the Bank’s core business.  Although we still have higher than desired classified loans, the Bank’s reserves are adequate to offset any losses.   While there are still challenges to overcome, we’re confident that we are moving in the right direction and look forward to the Bank’s continued improvement.”

The provision for loan losses was $60,000 and the net benefit for loan losses was $113,000 for the quarter ended December 31, 2011 and 2010, respectively.  The allowance for loan losses at December 31, 2011 was $1.9 million, representing 1.26% of total loans outstanding.  Total non-accrual loans were $2.6 million at December 31, 2011 compared with $1.8 million at September 30, 2011 and $448,000 at December 31, 2010.  In addition, the Bank’s real estate owned and repossessed assets were $880,000 at December 31, 2011 compared with $1.4 million at September 30, 2011 and $1.8 million at December 31, 2010.  There was $234,000 in net loan charge offs for the quarter ended December 31, 2011 compared with no net loan charge offs for the quarter ended September 30, 2011 and $447,000 in net loan charge offs for the quarter ended December 31, 2010.

Net interest income decreased $173,000, or (8.0%) to $2.0 million in the fourth quarter of 2011 compared to $2.2 million for the comparable quarter of 2010 reflecting primarily the decline in the Bank’s average loan portfolio and the continued low interest rate environment.  Net interest margin on average interest-earning assets for the fourth quarter of 2011 was 5.13% compared with 5.66% in the fourth quarter of 2010.

Loans (excluding loans held for sale and before the allowance for loan losses) were $147.8 million at December 31, 2011, an increase of $2.3 million, or 1.6% from $145.5 million at September 30, 2011, and an increase of $5.8 million, or 4.1% from $141.9 million at December 31, 2010.  Deposits at December 31, 2011, were $147.2 million, a $4.7 million, or 3.1% decrease from $151.9 million at September 30, 2011, and a $347,000, or 0.2% decrease from $147.5 million at December 31, 2010.

Noninterest income for the fourth quarter of 2011, including gain on sale of loans, decreased $222,000, or 47.7% to $243,000 from $465,000 for the fourth quarter of 2010.  Gain on sale of loans decreased $238,000 to $286,000 for the year ended December 31, 2011 from $524,000 for fiscal 2010 as a result of a decline in gain on sale of loans and origination fees/costs associated with the decline in the production of one-to-four family mortgage loans.  Excluding mortgage banking income, noninterest income decreased $148,000, or 11.7%, to $1.1 million for the year ended December 31, 2011 compared with $1.3 million for fiscal 2010.  The decrease is primarily in mortgage servicing income due to the fair value adjustment to mortgage servicing rights of $(144,000).  Additionally, other income of $46,000 was recognized in 2010 from the gain on sale of commercial loans.

Noninterest expense for the fourth quarter of 2011 decreased $40,000, or 2.0%, to $1.9 million from $2.0 million for the quarter ended September 30, 2011 and decreased $357,000, or 15.6%, from the quarter ended December 31, 2010.  Noninterest expense for the year ended December 31, 2011 decreased $804,000, or 9.1%, from $8.9 million for the year ended December 31,   2010.  The net decrease in expense in 2011 is attributable to lower real estate owned and repossessed asset expense, lower professional and consulting expense and lower FDIC premiums.

Forward-Looking Statements

Certain matters in this news release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding our mission and vision. These forward-looking statements are based upon current management expectations, and may, therefore, involve risks and uncertainties. Our actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and non-performing assets in our loan portfolio, result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our reserves; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; deposit flows; fluctuations in the demand for loans, the number of unsold homes and other properties and fluctuations in real estate values in our market areas; adverse changes in the securities markets; results of examinations by our banking regulators including the possibility that any such regulatory authority may, among other things, require us to increase our reserve for loan losses,  write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; the possibility that we will be unable to comply with the conditions imposed upon us in the Cease and Desist Orders entered into with the Office of Thrift Supervision that are now enforced by its successors the Office of the Comptroller of the Currency for the Bank and the Federal Reserve for the Company; computer systems on which we depend could fail or experience a security breach, or the implementation of new technologies may not be successful; our ability to retain key members of our senior management team; legislative or regulatory changes such as the Dodd-Frank Wall Street Reform and Consumer Protection Act that adversely affect our business including changes in regulatory policies and principles, and the interpretation of regulatory capital or other rules; the time it may take to lease excess space in Company-owned buildings; future legislative changes in the United States Department of Treasury Troubled Asset Relief Program Capital Purchase Program; and other risks detailed in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.  Accordingly, these factors should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements.  We undertake no responsibility to update or revise any forward-looking statements.

Contact:	Julie M. Pierce		Craig E. Dahl
	Senior Vice President and CFO	or	President and CEO
	907-790-5135		907-790-5101

Alaska Pacific Bancshares, Inc.
Financial Highlights (Unaudited)
Year and Fourth Quarter 2011
(dollars in thousands, except per-share amounts)

	Year Ended December 31,
	2011	2010
Condensed Statement of Income:
Interest income	$8,581	$9,589
Interest expense	690	1,107
Net interest income	7,891	8,482
Provision for loan losses	373	899
Gain on sale of loans	286	524
Other noninterest income	1,114	1,262
Other noninterest expense	7,977	8,781
Net income before income tax benefit	941	588
Income tax benefit	-	(255)
Net income	941	843
Preferred stock dividend and discount accretion
Preferred stock dividend	241	239
Preferred stock discount accretion	69	65
Net income available to common shareholders	$631	$539

Earnings per share:
Basic	$0.96	$0.82
Diluted	$0.87	$0.76

Performance Ratios:
Return on average equity	4.68%	4.43%
Return on average assets	0.55	0.49
Yield on average earning assets	5.52	6.03
Cost of average interest-bearing liabilities	0.58	0.88
Interest rate spread	4.94	5.15
Net interest margin on:
Average earning assets	5.08	5.34
Average total assets	4.57	4.92
Efficiency ratio (a)	88.58	90.12

Average balances:
Loans	$145,562	$153,736
Earning assets	155,313	158,919
Assets	172,628	172,284
Interest-bearing deposits	115,146	116,298
Total deposits	146,270	145,371
Interest-bearing liabilities	118,612	125,319
Shareholders' equity	20,108	19,029

Average shares outstanding:
Basic	654,486	654,486
Diluted	727,165	707,897

Alaska Pacific Bancshares, Inc.
Financial Highlights (Unaudited)
Fourth Quarter 2011
(dollars in thousands, except per-share amounts)

	Three Months Ended
	December 31, 2011	September 30, 2011	December 31, 2010
Condensed Statement of Income:
Interest income	$2,142	$2,141	$2,387
Interest expense	157	166	229
Net interest income	1,985	1,975	2,158
Provision (benefit) for loan losses	60	60	(113)
Gain on sale of loans	69	88	120
Other noninterest income	174	334	345
Noninterest expense	1,933	1,973	2,290
Net income before income tax benefit	235	364	446
Provision for income tax	-	-	(255)
Net income	235	364	701
Preferred stock dividend and discount accretion
Preferred stock dividend	60	60	60
Preferred stock discount accretion	18	17	17
Net income available to common shareholders	$157	$287	$624

Income per common share:
Basic	$0.24	$0.44	$0.95
Diluted	$0.22	$0.39	$0.89

Performance Ratios:
Return on average equity	4.60%	7.21%	14.39%
Return on average assets	0.58	0.90	1.72
Yield on average interest-earning assets	5.53	5.48	6.26
Cost of average interest-bearing liabilities	0.53	0.56	0.74
Interest rate spread	5.00	4.92	5.52
Net interest margin on:
Average interest-earning assets	5.13	5.05	5.66
Average total assets	4.89	4.90	5.30
Efficiency ratio (a)	89.53	85.45	91.49

Average balances:
Loans	$144,743	$147,083	$146,175
Interest-earning assets	154,806	156,390	152,538
Assets	162,238	161,365	162,953
Interest-bearing deposits	116,369	116,281	118,920
Total deposits	148,977	151,005	149,551
Interest-bearing liabilities	119,369	119,281	123,922
Shareholders' equity	20,452	20,190	19,483

Weighted average common shares outstanding:
Basic	654,486	654,486	654,486
Diluted	714,862	729,392	698,574

	December 31, 2011	September 30, 2011	December 31, 2010
Balance sheet data:
Total assets	$172,057	$176,416	$174,369
Loans, before allowance	147,766	145,477	141,938
Loans held for sale	976	614	450
Investment securities available for sale	5,714	5,900	2,155
Total deposits	147,201	151,921	147,548
Federal Home Loan Bank advances	3,000	3,000	5,000
Shareholders' equity	20,542	20,362	19,779

Shares outstanding (b)	654,486	654,486	654,486

Book value per share	$24.08	$23.81	$22.92

Asset quality:
Allowance for loan losses	$1,865	$2,039	$1,583
Allowance as a percent of loans	1.26%	1.40%	1.12%
Nonaccrual loans	$2,645	$1,823	$448
Total nonperforming assets	3,525	3,197	2,239
Impaired loans	11,980	12,346	9,601
Estimated specific reserves for impairment	473	668	310
Net charge offs for quarter	234	-	447
Net charge offs (recoveries) YTD	91	(143)	1,101
Real estate owned and repossessed assets	880	1,374	1,791

(a)	Noninterest expense, divided by the sum of net interest income and noninterest income, excluding gains on sale of loans or securities.

(b)	Excludes treasury stock.